                                                                     Exhibit 4.1



THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. THE SALE TO THE HOLDER OF THIS NOTE OF THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE AND IN PAYMENT OF INTEREST ON THIS NOTE ARE NOT COVERED BY A REGISTRATION STATEMENT UNDER THE ACT OR REGISTRATION UNDER STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED, AND SUCH SHARES MUST BE ACQUIRED, FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS NOTE IS ISSUED PURSUANT TO A NOTE PURCHASE AGREEMENT, DATED AS OF JANUARY 15, 1997, BY AND BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THIS NOTE, AS AMENDED FROM TIME TO TIME, AND THE HOLDER OF THIS NOTE AND THIS NOTE ARE SUBJECT TO THE TERMS OF THE NOTE PURCHASE AGREEMENT.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS PROVIDED IN SECTION 8.7.

                                 CEPHALON, INC.

                             SENIOR CONVERTIBLE NOTE

New York, New York                                             $_______________
            , 1997

                  FOR VALUE RECEIVED, CEPHALON, INC., a Delaware corporation (hereinafter called the "Company"), hereby promises to pay to __________________________,
[Address], or registered assigns (the "Holder") or order, the sum of _____________ Dollars ($___________), on [BEFORE SIGNING THE NOTE, INSERT DATE WHICH IS ONE YEAR AFTER THE CLOSING DATE], 1998 (the "Maturity Date"), and to pay interest on the unpaid principal balance hereof at the rate of seven percent (7%) per annum from the date hereof, until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. Any amount of principal of or interest on this Note which is not paid when due shall bear interest at the rate of fourteen percent (14%) per annum from the due date thereof until the same is paid ("Default Interest"). Interest shall be payable in arrears on the 1st day of each February, May, August and November, on the principal amount outstanding on such date, commencing on May 1, 1997, and at maturity (the "Interest Payment Dates"). Interest on this Senior Convertible Note (this "Note") shall be computed on the basis of a 360-day year of 12 30-day months and actual days elapsed.

                  Except as otherwise specifically provided in Article VI, all payments of principal of and premium, if any, and interest on this Note shall be made in lawful money of the United States of America, or, at the option of the Company and subject to the provisions of this Note, interest payable on the Interest Payment Dates may be paid in whole or in part in fully paid and nonassessable shares of Common Stock, $.01 par value, together with the related Preferred Share


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
Purchase Rights or similar rights of the Company as and if such rights or other similar rights exist on the payment date, or any shares of capital stock and related rights of the Company into which such stock shall hereafter be changed or reclassified (the "Common Stock"). All cash payments shall be made by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Note, the term "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in The City of New York are authorized or required by law or executive order to remain closed.

                  The obligations of the Company under this Note shall rank in right of payment on a parity with all other unsubordinated obligations of the Company for indebtedness for borrowed money or the purchase price of property. This Note is issued pursuant to a Note Purchase Agreement, dated as of January 15, 1997, by and between the Company and the original Holder of this Note, as amended from time to time (the "Note Purchase Agreement"), and the Holder of this Note and this Note are subject to the terms of the Note Purchase Agreement. The obligations of the Company under this Note are secured pursuant to, and the Holder of this Note is entitled to the benefits of, a Pledge and Security Agreement, dated as of , 1997, by and between the Company and Owen, Diaz & Altschul Fund I, Ltd., a British Virgin Islands corporation, as Collateral Agent (the "Security Agreement").

                  The following terms shall apply to this Note:


                                    ARTICLE I

                      PREPAYMENT; INTEREST IN COMMON STOCK

                  1.1 PREPAYMENT. Except as otherwise specifically provided in
Article II, this Note may not be prepaid or redeemed at the option of the Company prior to maturity.

                  1.2 ISSUANCE OF COMMON STOCK IN LIEU OF CASH INTEREST. (a) If the Company exercises its option to make a payment of interest on this Note wholly or partly in shares of Common Stock (herein sometimes called the "Stock Payment Option"), the issuance of shares of Common Stock upon such exercise of the Stock Payment Option shall have been authorized by the Board of Directors of the Company.

                  (b) The Company shall not be permitted to exercise the Stock Payment Option with respect to any payment of interest on this Note if:

                           (i) the number of shares of Common Stock authorized,
                  unissued and unreserved for all purposes, or held in the Company's treasury, is insufficient to pay the portion of such interest to be paid in Common Stock;

                           (ii) the issuance or delivery of shares of Common
                  Stock pursuant to the Stock Payment Option or the public resale of such shares by the Holder would require registration with or approval of any governmental authority under any law or regulation, and such registration or approval has not been effected or obtained; provided, however, that with respect to compliance with the securities or blue sky laws of the states of the United States, the requirements of this clause (ii) shall be deemed satisfied if at the


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                  applicable time the Company is in compliance with Section 8(c)
                  of the Note Purchase Agreement;

                           (iii) the shares of Common Stock to be issued upon
                  exercise of the Stock Payment Option shall not then have been authorized for listing, upon official notice of issuance, on the principal securities exchange on which the Common Stock is then listed and traded;

                           (iv) the Computed Price (as defined herein) is less
                  than the par value of the Common Stock;

                           (v) an Event of Default (as defined herein) or a
                  Repurchase Event (as defined herein) has occurred and is continuing;

                           (vi) the Common Stock is neither (i) listed or
                  admitted for trading on a national securities exchange nor
                  (ii) quoted on the Nasdaq National Market; or

                           (vii) the issuance of shares of Common Stock in
                  payment of interest on this Note would result in any Restricted Person (as defined in Section 2.1) beneficially owning more than 4.9% of the Common Stock, determined as provided in the proviso to the first sentence of Section 2.1.

                  (c) If the Stock Payment Option is elected, the Company shall issue and dispatch or cause to be dispatched to the Holder one or more certificates for the aggregate number of whole shares of Common Stock determined by dividing the per share Computed Price of the Common Stock on the applicable Interest Payment Date into the total amount of lawful money of the United States of America which the Holder would receive if the aggregate amount of interest on this Note which is being paid in shares of Common Stock were being paid in such lawful money; provided, however, that if in connection with any such election the Company shall have failed to deliver the appropriate number of shares of Common Stock to the Holder within three Business Days after the applicable Interest Payment Date, then the Company shall not be entitled to use the Stock Payment Option in respect of such Interest Payment Date, such cash interest shall be immediately due and payable and the Company shall pay the interest for such Interest Payment Date in cash with Default Interest, at the rate provided in the Note, from such Interest Payment Date until paid. No fractional shares will be issued in payment of interest on this Note. In lieu thereof, the Company may, at its option, issue a number of shares of Common Stock which reflects a rounding up to the next whole number or may pay lawful money of the United States of America. The shares of Common Stock issued or to be issued by the Company in payment of interest on this Note are sometimes referred to herein as the "Payment Shares."

                  (d) If the Company exercises the Stock Payment Option with respect to a payment of interest on this Note, the Company shall deliver to the Holder, on the date on which Payment Shares for such payment of interest on this Note are to be received by the Holder, a Company Certificate setting forth (i) the total amount of the interest payment to which the Holder is entitled, (ii) the portion of the interest payment being made in Payment Shares, (iii) the number of Payment Shares allocable to such payment, as calculated pursuant to this Section 1.2, (iv) any rounding adjustment to such number or any payment necessary to be made pursuant to Section 1.2(c), (v) a brief statement of the facts requiring such adjustment, (vi) the number of Payment Shares issuable with respect to each $100 of interest on this Note after such adjustment and (vii) a brief statement that none of the conditions set forth in Section 1.2(b) has occurred and is existing. Such Company Certificate shall be accompanied by the certificates, each duly issued in the name of the Holder, representing the Payment Shares. Such Company Certificate shall be conclusive evidence of the correctness of the calculation of the number of Payment Shares allocable to the payments to which such Company Certificate relates and of any adjustments to such number made


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
pursuant to this Section 1.2 in the absence of manifest error. In addition, on or before the pertinent payment date, the Company shall cause the transfer agent for the Common Stock to prepare and issue the certificates representing the Payment Shares in the name of the Holder before being so delivered by the Company on the payment date.

                  (e) The Payment Shares, when issued pursuant to and in compliance with this Section 1.2, shall be, and for all purposes shall be deemed to be, validly issued, fully paid and nonassessable shares of Common Stock; the issuance and delivery thereof is in all respects hereby authorized; and the issuance thereof, together with lawful money of the United States of America, if any, paid in lieu of fractional shares of such Common Stock, will be, and for all purposes shall be deemed to be, in full discharge and satisfaction of the Company's obligation to pay the interest on this Note to which such Payment Shares relate.


                                   ARTICLE II

                  CONVERSION; REDEMPTION RIGHTS AND OBLIGATIONS

                  2.1 CONVERSION RIGHT. The Holder shall have the right from and after the date of original issuance of this Note and then at any time on or prior to the date this Note is paid in full, to convert at any time all or from time to time any part of the outstanding and unpaid principal amount of this Note of at least $50,000, or such lesser amount as shall remain unpaid at the time of the conversion or may be permitted from time to time by the Company in its discretion, and accrued and unpaid interest on the principal amount to be converted and on any such interest, into fully paid and nonassessable shares of Common Stock at the conversion price determined as provided herein (the "Conversion Price"). Notwithstanding any other provision of this Note, in no event shall the Holder be entitled at any time to convert any portion of the principal amount of this Note (and accrued and unpaid interest thereon and on any such interest) in excess of that portion of the principal amount of this Note (and accrued and unpaid interest thereon and on any such interest) upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder (including shares of Common Stock beneficially owned by any person whose beneficial ownership of shares of Common Stock would be aggregated with the Holder's beneficial ownership of shares of Common Stock for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and Regulation 13D-G thereunder (each an "Aggregated Person" and collectively, the "Restricted Persons")) (other than shares of Common Stock deemed beneficially owned by the Holder or any Aggregated Person of the Holder through the ownership of (x) the unconverted portion of the principal amount of this Note and the Other Notes and accrued and unpaid interest thereon and on any such interest and (y) the unconverted or unexercised portion of any instrument which contains limitations similar to those set forth in this sentence) and (2) the number of shares of Common Stock issuable upon conversion of the portion of the principal amount of this Note and accrued and unpaid interest thereon and on any such interest with respect to which the determination in this sentence is being made, would result in beneficial ownership by the Holder and all Aggregated Persons of the Holder of more than 4.9% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act, and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of the immediately preceding sentence. For purposes of the second preceding sentence, the Company shall be entitled to rely, and shall be fully protected in relying, on any statement or representation made by the Holder to the Company in connection with a particular conversion, without any obligation on the part of the Company to make any inquiry or investigation or to examine its records or the records of any transfer agent for the Common Stock and without any liability of the Company with respect thereto. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the sum of (1) that portion of the principal amount of this Note to be converted plus
(2) accrued and unpaid interest on


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
such principal amount to the date the Conversion Notice for such conversion is given to the Company plus (3) Default Interest, if any, on the amount referred to in the immediately preceding clause (2) at the rate provided in this Note to the date such Conversion Notice is given to the Company, by the Conversion Price in effect on the date the Conversion Notice for such conversion is given to the Company.

                  2.2 CONVERSION PRICE. The Conversion Price shall be (x) during the period of 75 days commencing on the SEC Effective Date, the greater of (1) $25.00 (subject to equitable adjustment from time to time on terms reasonably acceptable to the Majority Holders for (a) stock splits, (b) stock dividends,
(c) combinations, (d) capital reorganizations, (e) issuance to all holders of Common Stock of rights or warrants to purchase shares of Common Stock, (f) the distribution by the Company to all holders of Common Stock of evidences of indebtedness of the Company or cash (other than regular quarterly cash dividends), (g) tender offers by the Company or any subsidiary of the Company for, or other repurchases of shares of, Common Stock in one or more transactions which, individually or in the aggregate, result in the purchase of more than ten percent of the Common Stock outstanding and (h) similar events relating to the Common Stock, in each such case which occur on or after the date of the Note Purchase Agreement) and (2) the Computed Price for the date on which the applicable Conversion Notice is given to the Company and (y) from the date which is 76 days after the SEC Effective Date and thereafter, the Computed Price for the date on which the applicable Conversion Notice is given to the Company. Notwithstanding any other provision of this Section 2.2, if in connection with a proposed acquisition of the Company or its business, whether by means of tender offer, merger, consolidation or purchase of all or substantially all of the assets of the Company the Company notifies the Holder as contemplated by Section 8(c)(5) of the Note Purchase Agreement that the Registration Statement may not be used for any period by the Holder for resale of the shares of Common Stock acquired upon conversion of this Note or of any Payment Shares, then for a period of six Trading Days commencing on the first full Trading Day that such Registration Statement once again is available for such resales, the Conversion Price shall be the lower of (x) the Conversion Price determined in accordance with the first sentence of this Section 2.2 and (y) the last reported sale price of the Common Stock on the Trading Day immediately preceding the date the Company so notified the Holder (or, if no trading of the Common Stock occurred on such date, on the then most recent Trading Day next preceding the date the Company so notified the Holder on which Trading Date the Common Stock traded).

                  2.3 AUTHORIZED SHARES. The Company covenants that, during the period the conversion rights exist, the Company will reserve from its authorized and unissued Common Stock [INSERT THE AGGREGATE NUMBER OF SHARES REGISTERED FOR THIS NOTE AND THE OTHER NOTES AT THE TIME THIS NOTE IS ISSUED] shares, or such greater number of shares as the Company shall, by notice to the Holder, specify and which shall be registered on the Registration Statement (in each such case such amount to be subject to equitable adjustment from time to time on terms reasonably acceptable to the Majority Holders for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring on or after the date of the Note Purchase Agreement) to provide for the issuance of Common Stock upon the full conversion of this Note and the Other Notes, subject to reduction from time to time by the number of shares of Common Stock issued on conversion of this Note and the Other Notes. The Company shall, from time to time, authorize additional shares of Common Stock to be issuable pursuant to the terms of this Note as shall be necessary to ensure that an adequate number of shares of Common Stock are at all times authorized for issuance upon full conversion of this Note and the Other Notes and the payment of interest on this Note in accordance with Section 1.2 and on the Other Notes in accordance with the terms thereof. The Company represents and warrants that upon issuance, such shares of Common Stock will be duly and validly issued, fully paid and non-assessable. The Company agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.


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
                  2.4 METHOD OF CONVERSION. (a) The right of the Holder to convert this Note shall be exercised by delivering to the Company a Conversion Notice stating the principal amount of this Note which, together with interest as provided in this Note, is being converted. The Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Note in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Holder shall be responsible for the amount of any withholding tax payable in connection with such conversion.

                  (b) If the Holder elects to convert this Note in accordance with Section 2.1, the Holder shall not be required to physically surrender this Note to the Company unless the entire unpaid principal amount of this Note is so converted. The Company shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of this Note is converted as aforesaid the Holder may not transfer this Note unless (1) the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of this Note and (2) such transfer is otherwise in compliance with Section 8.7 hereof and the applicable provisions of the Note Purchase Agreement. THE HOLDER AND ANY ASSIGNEE, BY ACCEPTANCE OF THIS NOTE, ACKNOWLEDGES AND AGREES THAT, BY REASON OF THE PROVISIONS OF THIS PARAGRAPH, FOLLOWING CONVERSION OF A PORTION OF THIS NOTE, THE UNPAID AND UNCONVERTED PRINCIPAL AMOUNT OF THIS NOTE REPRESENTED BY THIS NOTE MAY BE LESS THAN THE AMOUNT STATED ON THE FACE HEREOF.

                  (c) In case of any consolidation or merger of the Company with any other corporation (other than a wholly-owned subsidiary of the Company) in which the Company is not the surviving corporation, or in case of any sale or transfer of all or substantially all of the assets of the Company, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Company shall make appropriate provision or cause appropriate provision to be made so that the Holder shall have the right thereafter to convert this Note into the kind of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by the persons who were holders of Common Stock immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange and on a basis which preserves the economic benefits of the conversion rights of the Holder on a basis as nearly as practical as such rights existed prior to such consolidation, merger, sale, transfer or share exchange. If, in connection with any such consolidation, merger, sale, transfer or share exchange each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Company shall provide or cause to be provided to the Holder the right to elect the securities, cash or other assets into which this Note shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made, and the effect of failing to exercise the election). Notwithstanding the foregoing, in connection with any such merger, consolidation, sale, transfer or exchange, the Company shall have the right, in lieu of making provision for


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
preservation of the economic benefits of the conversion rights of the Holder, to redeem this Note immediately after completion of such transaction at a redemption price equal to the sum of (1) the product obtained by multiplying (A) the sum of (i) the outstanding principal amount of this Note on the date of such redemption plus (ii) accrued and unpaid interest on such principal amount to the date of such redemption times (B) 125% plus (2) accrued and unpaid Default Interest, if any, on the amount referred to in the immediately preceding clause
(1)(A)(ii) at the rate provided in this Note to the date of such redemption. The Company shall not effect any such transaction unless the provisions of this paragraph have been complied with. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

                  Whenever the Company shall propose to take any of the actions specified in this Section 2.4(c), the Company shall cause a notice to be mailed at least 20 days prior to the date on which the books of the Company will close or on which a record will be taken for such action, to the Holder. Such notice shall specify the action proposed to be taken by the Company and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Company to mail the notice or any defect in such notice shall not affect the validity of the transaction.

                  (d) Upon receipt by the Company from the Holder of a telephone line facsimile transmission of a Conversion Notice meeting the requirements for conversion as provided in Section 2.1 and this Section 2.4, the Company shall issue and deliver or cause to be issued and delivered to the Holder certificates for the Common Stock issuable upon such conversion by the close of business on the third Business Day after the date of such receipt, and as of the close of business on the date of receipt of such facsimile the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the Company shall fail to issue and deliver or cause to be issued and delivered the certificates for shares of Common Stock upon any such conversion as required by the preceding sentence and, as a result of such failure the Holder shall suffer any direct damages or liabilities from such failure (including, without limitation, margin interest and the cost of covering a purchase (whether by the Holder or the Holder's securities broker) or borrowing of shares of Common Stock by the Holder for purposes of settling any trade involving a sale of shares of Common Stock made by the Holder during the period beginning on the date of giving such Conversion Notice and ending on the date the Company delivers or causes to be delivered to the Holder the shares of Common Stock issuable upon such conversion), then the Company shall upon demand of the Holder pay to the Holder an amount equal to the actual direct, out-of-pocket damages and liabilities suffered by the Holder which the Holder documents to the reasonable satisfaction of the Company; provided, however, that the Company shall not be liable to the Holder to the extent the failure of the Company to deliver or cause to be delivered such shares of Common Stock results from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, act of God or any similar event outside the control of the Company; provided further, however, that the Holder (1) shall notify the Company in writing (or by telephone conversation, confirmed in writing) as promptly as practicable after becoming aware that shares of Common Stock issued on conversion of this Note have not been received as provided in the preceding sentence and (2) upon becoming aware such certificates have not been received as provided in the preceding sentence, thereafter use commercially reasonable steps to mitigate any damages or liabilities for which the Company may be held liable to the Holder hereunder; and provided even further, however, that in computing the amount of such actual direct, out-of-pocket damages from covering a purchase of shares of Common Stock, the amount thereof shall be reduced by the Market Value on the date of delivery to the Holder of the shares of Common Stock the failure of which to deliver on a timely basis gave rise to liability of the

Company hereunder. As used herein, the "Market Value" on any date shall mean (i) if the Common Stock is listed on a national securities exchange, the last reported bid price per share of the Common Stock on the principal securities exchange on which the Common Stock is listed that shall be consolidated for consolidated trading, if applicable to such exchange on the date immediately preceding such date of delivery, or (ii) if the Common Stock is not so listed, the last reported bid price per share of the Common Stock as reported on the Nasdaq National Market on the date immediately preceding such date of delivery or (iii) if the Common Stock is neither so listed nor so reported, the last reported bid price per share of the Common Stock as quoted by a registered broker-dealer on the date immediately preceding such date of delivery or for which such quote is available immediately prior to such date; provided that such quotes must have been available for at least 15 days in the preceding thirty-day period, or (iv) if the Common Stock is not so listed, so reported or so quoted, the fair value of the Common Stock on such date, as determined by a qualified investment banking firm selected and paid by the Company and reasonably acceptable to the Holder.

                  (e) No fractional shares of Common Stock shall be issued upon conversion of this Note but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares converted at one time by the same holder, the Company may round the number of shares of Common Stock issued on such conversion up to the next highest whole share or may pay lawful money of the United States of America, based on a value of one share of Common Stock being equal to the last sale price of the Common Stock on the date the applicable Conversion Notice is given to the Company, as reported by Bloomberg, L.P.

                  2.5 LIMITATION ON SHARES ISSUABLE ON CONVERSION; MANDATORY REDEMPTION. (a) Notwithstanding any other provision herein, the Company shall not be required to issue upon conversion of this Note more than [INSERT PRO RATA PORTION OF THE NUMBER OF SHARES REGISTERED AT THE TIME THE NOTE IS ISSUED] shares, or such greater number of shares as shall be included in the Registration Statement for resale by the Holder and which the Company shall specify by notice to the Holder from time to time (in each such case such amount to be subject to equitable adjustment from time to time on terms reasonably acceptable to the Majority Holders for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of the Note Purchase Agreement) of Common Stock (the "Maximum Share Amount"), upon conversion of this Note unless the Company shall have defaulted in its obligation to redeem any portion of this Note in accordance with this Section 2.5 or its obligation to pay the Repurchase Price in full as and when due (such events referred to hereto as "Maximum Share Amount Exception Events"). In the case of any such default, the Holder shall be entitled to convert this Note without regard to the Maximum Share Amount upon the terms and subject to the limitations in Section 2.5(e). If this Note is surrendered for split-up into two or more Notes representing an aggregate principal amount equal to the principal amount of this Note at the time so surrendered (as reduced by any contemporaneous conversion of this Note), each
Note issued on such split-up shall bear a notation of the portion of the Maximum Share Amount allocated thereto determined by pro rata allocation from among the remaining portion of the Maximum Share Amount allocated to this Note at the time so surrendered.

                  (b) The Company shall promptly, but in no event later than three Business Days after the occurrence, give notice to the Holder in the form attached hereto as EXHIBIT B (by telephone line facsimile transmission at such number as the Holder has specified in writing to the Company for such purposes or, if the Holder shall not have specified any such number, by overnight courier or first class mail, postage prepaid, at the Holder's address as the same appears on the records of the Company) and the Holder may at any time after the occurrence give notice to the Company in the form attached hereto as EXHIBIT C, in either case, if on any five trading days ending on or after the 76th day after the date of the original issuance of this Note (the

"Inconvertibility Days") within any period of ten consecutive trading days the Company would not have been required to convert this Note in full as a consequence of the limitations set forth in Section 2.5(a) had this Note been converted in full into Common Stock on each such day, determined at the Conversion Price applicable on each such date and without regard to the limitation, if any, on the Holder contained in the proviso to the first sentence of Section 2.1 and without regard to any Maximum Share Amount Exception Event which has occurred (any such notice, whether given by the Company or the Holder, an "Inconvertibility Notice"). If the Company shall have given or been required to give any Inconvertibility Notice, or if the Holder shall have given any Inconvertibility Notice, then within three Business Days (the "Mandatory Redemption Period") after the earlier of (x) the date such Inconvertibility Notice is given and (y) the date such Inconvertibility Notice was required to be given, the Company shall redeem the portion of this Note (which, if applicable, shall be all of this Note) as shall not, on the Business Day prior to the date of such redemption, be convertible into shares of Common Stock by reason of the limitations set forth in Section 2.5(a) (determined without regard to the limitation, if any, on the Holder contained in the proviso to the first sentence of Section 2.1) at a price per share equal to the Redemption Price (as defined herein) (such portion, the "Inconvertible Portion") unless prior to the expiration of the applicable Mandatory Redemption Period the Company and the Majority Holders shall, by one or more mutual agreements in the form attached hereto as EXHIBIT D (a "Mandatory Redemption Waiver"), waive the Company's obligation to make such redemption. If a Mandatory Redemption Waiver is to be given, then on or before the date of execution and delivery of such Mandatory Redemption Waiver, the Company shall, in accordance with the Security Agreement, deposit Collateral (as defined in the Security Agreement) solely for the benefit of the Holder having a Collateral Value at least equal to the lesser of (a) 200% of the Inconvertible Portion and (b) 110% of the original principal amount of this Note, and thereafter during the Waiver Period set forth in such Mandatory Redemption Waiver maintain Collateral having a Collateral Value under and in accordance with the Security Agreement in an amount at least equal to the lesser of (x) 200% of the Inconvertible Portion from time to time and (y) 110% of the original principal amount of this Note. If the Company shall have become obligated to redeem all or any portion of this Note pursuant to this Section 2.5 and, prior to the expiration of the Mandatory Redemption Period with respect thereto, the Company would have been able, within the limitations set forth in
Section 2.5(a), to satisfy its obligations to the Holder to convert all of this Note (determined without regard to the limitation, if any, on the Holder contained in the proviso to the first sentence of Section 2.1) on any two trading days within any period of five consecutive trading days commencing after the period of ten consecutive trading days which gave rise to the applicable Inconvertibility Notice from the Company or the Holder, as the case may be, had this Note been surrendered for conversion in full into Common Stock on each of such two trading days within such five-trading-day period, then the Company shall not be required to redeem any of this Note by reason of such Inconvertibility Notice. The occurrence of a Maximum Share Amount Exception Event shall not relieve the Company of its obligations under this Section 2.5(b).

                  (c) Notwithstanding the giving of any Inconvertibility Notice by the Company or the giving or the absence of any Inconvertibility Notice by the Holder or any redemption of any portion of this Note, thereafter the provisions of Section 2.5(b) shall continue to be applicable on any occasion.

                  (d) As used herein, the term "Redemption Date" means the date on which the Company is required to redeem all or any portion of this Note as provided in this Section 2.5. On the Redemption Date, the Company shall make payment in immediately available funds of the applicable Redemption Price to the Holder or upon the order of the Holder as specified by the Holder in writing to the Company at least one Business Day prior to the Redemption Date. If the Company is required to redeem all or any portion of this Note pursuant to this
Section 2.5, the Company shall make payment to the Holder of an amount equal to the sum of (1) the product obtained by multiplying (A) the sum of (i) the principal amount of this Note to be redeemed plus (ii) accrued and unpaid interest on such principal amount to the Redemption Date times (B) 110% plus (2) accrued and unpaid Default Interest, if any, on the amount referred to in the immediately preceding clause (1)(A)(ii) at the rate provided in this Note to the Redemption Date (such sum being referred to herein as the "Redemption Price"). Upon redemption of less than all of this Note, promptly, but in no event later than three Business Days after surrender of this Note to the Company, the Company shall issue a replacement Note of like tenor for the portion of this Note which has not been redeemed.

                  (e) Notwithstanding the limitation in Section 2.5(a), if the Company shall have failed to pay in full the Redemption Price or the Repurchase Price for any portion (which may be all) of this Note when the same is due and payable, the Holder shall have the right to convert such portion of this Note into Common Stock in accordance with Section 2.1 (subject to the numerical limit contained therein based on the number of shares of Common Stock beneficially owned by the Holder); provided, however, that the shares of Common Stock received by the Holder upon any such conversion may be subject to restrictions on resale by the Holder arising under applicable securities laws to the extent not registered for resale by the Holder pursuant to the Registration Statement; and provided, further, however, that in no event shall the aggregate number of shares of Common Stock issued upon conversion of this Note and the Other Notes and upon payment of interest thereon exceed [BEFORE SIGNING NOTE INSERT 20% OF THE COMMON STOCK OUTSTANDING] (such amount to be subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of the Note Purchase Agreement).

                  2.6 OPTIONAL REDEMPTION BY COMPANY. (a) If on any day the Conversion Price which would be applicable to a Conversion Notice given on such day would be less than $20.83 per share of Common Stock (adjusted as provided herein, the "Minimum Conversion Price"), then the Company shall have the right to redeem this Note in whole, but not in part, pursuant to this Section if and only if the Company simultaneously redeems all Other Notes, in whole but not in part, on the same terms. The Minimum Conversion Price shall be adjusted as follows: (x) equitable adjustment from time to time on terms reasonably acceptable to the Majority Holders for (1) stock splits, (2) stock dividends,
(3) combinations, (4) capital reorganizations, (5) issuance to all holders of Common Stock of rights or warrants to purchase shares of Common Stock at a price per share less than the Minimum Conversion Price as theretofore adjusted in accordance herewith, (6) the distribution by the Company to all holders of Common Stock of evidences of indebtedness of the Company or cash (other than regular quarterly cash dividends), (7) tender offers by the Company or any subsidiary of the Company or other repurchases of shares of Common Stock in one or more transactions which, individually or in the aggregate, result in the purchase of more than ten percent of the Common Stock outstanding and (8) similar events relating to the Common Stock, in any such case which occur on or after the date of the Note Purchase Agreement, and (y) in case at any time following the date which is 75 days after the date of original issuance of this Note the Company shall file a registration statement under the Act covering the resale by the Holder of shares of Common Stock issuable on conversion of this Note which shares are in addition to the shares so registered under the Act on or before such 75th day (the "Additional Shares"), then at the time such registration statement is ordered effective by the SEC, the Minimum Conversion Price shall be adjusted by multiplying the Minimum Conversion Price in effect immediately prior to the time such registration statement is ordered effective by the SEC by a fraction the numerator which is the sum of (A) [INSERT PRO RATA PORTION OF THE NUMBER OF SHARES REGISTERED AT THE TIME OF INITIAL ISSUANCE OF THIS NOTE] plus (B) such additional shares as have been registered for resale after the date of initial issuance of this Note other than the Additional Shares, and the denominator of which is the sum of (A) [INSERT PRO RATA PORTION OF THE NUMBER OF SHARES REGISTERED AT THE TIME OF INITIAL ISSUANCE OF THIS NOTE] plus (B) such additional shares as have been registered for resale after the date of initial issuance of this Note other than the Additional Shares plus (C) the number of Additional Shares.

                  (b) In order to exercise its right of redemption under this Section , the Company shall, not later than 8:45 a.m., New York City time, on a day on which it shall have the right to redeem this Note pursuant to this Section , give notice to the Holder in the form attached hereto as EXHIBIT E (an "Optional Redemption Notice") stating that: (1) on the date of such Optional Redemption Notice the Conversion Price which would be applicable to a Conversion Notice given on such date would be less than the Minimum Conversion Price, (2) the Company is exercising its right to redeem this Note in whole in accordance with this Section 2.6 at the Optional Redemption Price and (3) that this Note may not be converted after such Optional Redemption Notice is given except as provided in Section 2.6(a) hereof. The Company shall, contemporaneously with the giving of the Optional Redemption Notice, contact the Holder by telephone at such number as shall have been provided by the Holder to the Company for such purpose to inform the Holder than an Optional Redemption Notice is being given on such date.

                  (c) If the Company shall have given an Optional Redemption Notice, then thereafter the Holder shall not be entitled to convert this Note except (1) on the date such Optional Redemption Notice is given (the "Optional Redemption Notice Date") the Holder may convert up to five percent of the principal amount of this Note outstanding at the time (and in connection therewith may convert the accrued and unpaid interest on the principal amount to be converted and on any such interest) in accordance with the terms of this Note (such conversion being referred to herein as an "Excepted Conversion"); (2) if the Majority Holders give an Optional Redemption Revocation (as defined herein), the Holder may convert this Note in accordance with Section 2.6(e); and (3) if the Majority Holders do not give an Optional Redemption Revocation and the Company fails to pay the Optional Redemption Price of this Note on the Optional Redemption Date, then thereafter the Holder may convert this Note in accordance with its terms.

                  (d) If the Company gives an Optional Redemption Notice, then, unless revoked by an Optional Redemption Revocation as provided in Section 2.6(e), on the date which is three Business Days after the Optional Redemption Notice Date (the "Optional Redemption Date") the Company shall pay to or upon the order of the Holder by wire transfer of immediately available funds to such account as shall be specified for such purpose by the Holder an amount equal to the Optional Redemption Price. The "Optional Redemption Price" of this Note shall be an amount equal to the sum of (1) the product obtained by multiplying
(A) the sum of (i) the outstanding principal amount of this Note on the day following the date the Company gives an Optional Redemption Notice plus (ii) accrued and unpaid interest on such principal amount to the Optional Redemption Date times (B) 110% plus (2) accrued and unpaid Default Interest, if any, on the amount referred to in the immediately preceding clause (1)(A)(ii) at the rate provided in this Note to the Optional Redemption Date.

                  (e) Notwithstanding any other provision of this Section 2.6, if the Company shall have given an Optional Redemption Notice, the Majority Holders, acting in their sole discretion, may by one or more notices to the Company in the form attached hereto as EXHIBIT F (an "Optional Redemption Revocation") given at any time prior to payment of the Optional Redemption Price on the Optional Redemption Date in respect of such Optional Redemption Notice
(x) revoke such Optional Redemption Notice and (y) in addition to the right to make Excepted Conversions on the date such Optional Redemption Notice is given, have the right during the period from the applicable Optional Redemption Notice Date to the date which is five trading days after such date (the "Revocation Period"), to convert this Note only as provided in such Optional Redemption Revocation, in which case such Optional Redemption Notice shall be deemed revoked and this Note shall be convertible by the Holder during the Revocation Period as set forth in such Optional Redemption Revocation. Any Optional Redemption Revocation shall be evidenced by the execution and delivery by telephone line facsimile transmission by the Majority Holders of one or more Optional Redemption Revocations prior to payment by the Company of the applicable Optional Redemption Price on the Optional Redemption Date. An Optional Redemption Revocation shall be valid and apply only as to the Optional Redemption Notice given on such date and shall not affect the Company's right to deliver an Optional Redemption Notice on any other date after the Revocation Period covered by such Optional Redemption Revocation.


                                   ARTICLE III

                                CERTAIN COVENANTS

                  3.1 MAINTENANCE OF CASH, CASH EQUIVALENT AND INVESTMENT BALANCES. So long as any amount shall be payable by the Company pursuant to this Note, during the period commencing on the date which is 76 days after the date of original issuance of this Note, the Company shall at all times maintain unrestricted Cash, Cash Equivalent and Investment Balances equal to not less than 200 percent of the portion (which may be all) of the outstanding principal amount of this Note which at the time is not secured by Government Obligations, pursuant to a Mandatory Redemption Waiver and the Security Agreement. For purposes of this Section , the cash and Government Obligations which are pledged to secure a portion of this Note with respect to which any Mandatory Redemption Waiver has been given shall not be counted as Cash, Cash Equivalent and Investment Balances.

                  3.2 LIMITATIONS ON CERTAIN INDEBTEDNESS. So long as any amount shall be payable by the Company pursuant to this Note, the Company will not itself, and will not permit any subsidiary of the Company to, create, assume, incur or in any manner become liable in respect of, including, without limitation, by reason of any business combination transaction (all of which are referred to herein as "incurring"), any Indebtedness (other than Excluded Indebtedness) on the date hereof unless (1) immediately after the incurring of such Indebtedness no Event of Default or Repurchase Event shall be continuing and (2) such Indebtedness contains the provisions set forth in EXHIBIT G attached hereto providing for the subordination of such Indebtedness to this Note.

                  3.3 DEFEASANCE. (a) If (i) the Company shall have deposited pursuant to the Security Agreement, in trust, Government Obligations, having a Collateral Value at least equal to 110% of the outstanding principal amount of this Note and (ii) the Holder shall have at the time of such deposit and at all times thereafter until all amounts payable by the Company under this Note shall have been paid in full a first priority perfected security interest in such Government Obligations, not subject to any other Lien, pursuant to the Security Agreement, then on the date which is 90 days after such deposit the provisions of Section 3.1 and Section 3.2 of this Note shall cease to be of further effect.

                  (b) Promptly, but in no event later than ten days after a deposit pursuant to Section 3.3(a), the Company shall notify the Holder of the making of such deposit and the Collateral Value of the amount of such deposit.

                  3.4 TENDER OFFERS. The Company will not itself, and will not permit any subsidiary of the Company to (1) make any tender offer or exchange offer (a "Tender Offer") for outstanding shares of Common Stock unless the Company contemporaneously therewith makes an offer, or (2) enter into an agreement regarding a Tender Offer for outstanding shares of Common Stock by any person other than the Company or any subsidiary of the Company unless such person agrees with the Company to make an offer, in either such case, to the Holder to purchase the same percentage of the outstanding principal amount of this Note held by the Holder as the percentage of outstanding shares of Common Stock offered to be purchased in such Tender Offer, at a price equal to the sum of the product obtained by multiplying (A) the sum of (i) the principal amount of this Note to be purchased plus (ii) accrued and unpaid interest on such principal amount to the date of purchase times (B) 110% plus (2) accrued and unpaid Default Interest, if any, on the amount referred to in the immediately preceding clause (1)(A)(ii) at the rate provided in this Note to the date of purchase .

                  3.5 CERTIFICATE OF COMPLIANCE. Within five days after the end of each calendar month, so long as any amount remains unpaid on this Note, the Company shall furnish to the Holder a certificate, signed by the Chief Financial Officer of the Company, in the form attached hereto as Exhibit H, as to the compliance by the Company with Section 3.1 of this Note and Section 3 of the Security Agreement or Section 3.3 of this Note and Section 3(f) of the Security Agreement, as the case may be. In addition, the Company shall from time to time on written request of the Majority Holders provide such information concerning such compliance as may reasonably be requested by the Majority Holders.


                                   ARTICLE IV

                                EVENTS OF DEFAULT

                  If any of the following events of default (each, an "Event of Default") shall occur:

                  4.1 FAILURE TO PAY PRINCIPAL OR INTEREST. The Company fails
(a) to pay the principal, Redemption Price or Repurchase Price hereof when due, whether at maturity, upon redemption, upon acceleration or otherwise, as applicable, or (b) to pay any installment of interest hereon when due and, in the case of this clause (b) of this Section 4.1 only, such failure continues for a period of ten (10) days after the due date thereof;

                  4.2 CONVERSION AND THE SHARES. The Company fails to issue shares of Common Stock to the Holder upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note or fails to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Note or in payment of interest on this Note as and when required by this Note;

                  4.3 BREACH OF COVENANT. The Company (a) fails to comply with any provision of Article III of this Note or (b) breaches any other material covenant or other material term or condition of this Note (other than as specifically provided in Sections 4.1, 4.2 and 4.3(a) hereof), the Note Purchase Agreement, and in the case of this clause (b) of this Section 4.3 only, such breach continues for a period of ten (10) days after written notice thereof to the Company from the Holder or within 30 days after delivery of such notice if, and only if, such default is reasonably capable of cure within 30 days after such notice and at all times during such 30-day period the Company has been diligently taking action to cure such default and such cure cannot be completed within such 10-day period;

                  4.4 BREACH OF REPRESENTATIONS AND WARRANTIES. Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Note Purchase Agreement) shall be false or misleading in any material respect when made;

                  4.5 CERTAIN VOLUNTARY PROCEEDINGS. The Company or any material subsidiary of the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall admit in writing its inability generally to pay its debts as they become due;

                  4.6 CERTAIN INVOLUNTARY PROCEEDINGS. An involuntary case or other proceeding shall be commenced against the Company or any material subsidiary of the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days;

                  4.7 JUDGMENTS. Any court of competent jurisdiction shall enter one or more final judgments against the Company or any subsidiary of the Company or any of their respective properties or other assets in an aggregate amount in excess of $5,000,000, which is not vacated, bonded, stayed, discharged, satisfied or waived for a period of thirty (30) consecutive days;

                  4.8 DEFAULT UNDER OTHER AGREEMENTS. (a) the Company or any subsidiary shall (i) default in any payment with respect to any indebtedness for borrowed money (other than this Note) which indebtedness has an outstanding principal amount in excess of $10,000,000 individually or $15,000,000 in the aggregate for the Company and its subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created or (ii) default in the observance or performance of any agreement, covenant or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such indebtedness to become due prior to its stated maturity and such default or event shall continue beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created (after giving effect to any consent or waiver obtained and then in effect thereunder); or (b) any indebtedness of the Company or any of its subsidiaries which has an outstanding principal amount in excess of $10,000,000 individually or $15,000,000 in the aggregate shall, in accordance with its terms, be declared to be due and payable, or required to be prepaid other than by a regularly scheduled or required payment prior to the stated maturity thereof;

                  4.9 DELISTING OF COMMON STOCK. The Common Stock shall cease to be listed on any of the Nasdaq National Market, the NYSE or the AMEX; or

                  4.10 SECURITY AGREEMENT. The occurrence of any Event of Default (as defined in the Security Agreement),

then upon the occurrence and during the continuation of any Event of Default specified in Section 4.1, 4.2, 4.3, 4.4, 4.7, 4.8, 4.9 or 4.10 at the option of the Holder the Company shall, and upon the occurrence of any Event of Default specified in Section 4.5 or 4.6, the Company shall, pay to the Holder an amount equal to the sum of (1) the product obtained by multiplying (A) the sum of (i) the outstanding principal amount of this Note plus (ii) accrued and unpaid interest on such principal amount to the date of payment times (B) 110% plus (C) accrued and unpaid Default Interest, if any, on the amount referred to in the immediately preceding clause (1)(A)(ii) at the rate provided in this Note to the date of payment and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity, including all rights and remedies under or in connection with the Security Agreement.

                                    ARTICLE V

                       REPURCHASE UPON A REPURCHASE EVENT

                  5.1 REPURCHASE RIGHT. If there shall occur a Repurchase Event (as defined in Section 5.3 hereof), then the Holder shall have the right, at the Holder's option, to require the Company to repurchase all of this Note, or any portion hereof (in a minimum principal amount of $500,000 or integral multiples thereof (or such lesser remaining principal amount of this Note)), on the repurchase date that is three (3) Business Days after the date of the Holder Notice (as defined in Section 5.2(b) below) delivered with respect to such Repurchase Event. The Holder shall have the right to require the Company to repurchase all or any such portion of this Note if a Repurchase Event occurs at any time while any portion of the principal amount of this Note is outstanding at a purchase price equal to the sum of (1) the product obtained by multiplying
(A) the sum of (i) the principal amount of this Note to be repurchased plus (ii) accrued and unpaid interest on such principal amount to the date of such repurchase times (B) 110% plus (2) accrued and unpaid Default Interest, if any, on the amount referred to in the immediately preceding clause (b) at the rate provided in this Note to the repurchase date (such sum being referred to herein as the "Repurchase Price"). The occurrence of a Maximum Share Amount Exception Event shall not relieve the Company of its obligations under this Article V.

                  5.2 NOTICES; METHOD OF EXERCISING REPURCHASE RIGHTS, ETC. (a) On or before the fifth (5th) Business Day after the occurrence of a Repurchase Event, the Company shall give to the Holder a notice in the form attached hereto as EXHIBIT I (the "Company Notice") of the occurrence of the Repurchase Event and of the repurchase right set forth herein arising as a result thereof. Such notice shall set forth:

                  (i) the date by which the repurchase right must be exercised, and

                  (ii) a description of the procedure (set forth below) which the Holder must follow to exercise the repurchase right.

                  No failure of the Company to give a Company Notice or defect therein shall limit the Holder's right to exercise the repurchase right or affect the validity of the proceedings for the repurchase of this Note or portion hereof.

                  (b) To exercise the repurchase right, the Holder shall deliver to the Company on or before the thirtieth (30th) day after the Company Notice (or if no such Company Notice has been given, within forty (40) days after the Holder first learns of the Repurchase Event) (i) notice to the Company (or an agent designated by the Company for such purpose) of the Holder's exercise of such right, which notice shall set forth the name of the Holder, the principal amount of this Note to be repurchased, and a statement that an election to exercise the repurchase right is being made thereby in the form attached hereto as EXHIBIT J (the "Holder Notice"), and (ii) this Note, duly endorsed for transfer to the Company of the portion of the principal amount of this Note to be repurchased. Such notice by the Holder shall be irrevocable.

                  (c) If the Company fails to repurchase on the repurchase date this Note (or portion hereof) as to which the repurchase right has been properly exercised, then the Repurchase Price for the principal of this Note shall bear interest to the extent not prohibited by applicable law from the repurchase date until paid at the rate for Default Interest provided in this Note.

                  (d) If a portion of this Note is to be repurchased, upon surrender of this Note to the Company in accordance with the terms of this
Section 5.2, the Company shall execute and deliver to the Holder without service charge, a new Note or Notes, having the same date hereof and containing identical terms and conditions, of such denomination or denominations as requested by the Holder in aggregate principal amount equal to, and in exchange for, the unrepurchased portion of the principal of the Note so surrendered.

                  5.3 REPURCHASE EVENT. A Repurchase Event shall be defined as the occurrence of any one of the following events:

                  (a) For any period of five consecutive trading days following the date hereof there shall be no Trading Price of the Common Stock on any of the Nasdaq National Market, the NYSE or the AMEX;

                  (b) The Common Stock ceases to be listed for trading on the Nasdaq National Market, the NYSE or the AMEX;

                  (c) Any consolidation or merger of the Company or any subsidiary of the Company with or into another entity (other than a merger or consolidation of a subsidiary of the Company into the Company or a wholly-owned subsidiary of the Company) where the shareholders of the Company immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such consolidation or merger immediately following such transaction;

                  (d) The adoption of any amendment to the Company's Certificate of Incorporation (other than any certificate designating a series of preferred stock of the Company) or the taking of any other action which materially and adversely affects the rights of the Holder;

                  (e) The inability for a period of 30 consecutive calendar days or more or any 30 Trading Days or more (whether or not consecutive) of the Holder to sell shares of Common Stock issued upon conversion of this Note pursuant to the Registration Statement required to be filed by the Company pursuant to the Note Purchase Agreement (1) by reason of the requirements of the Act, the 1934 Act or any of the rules or regulations under either thereof or (2) due to the Registration Statement containing any untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading or other failure of the Registration Statement to comply with the rules and regulations of the SEC, provided, however, that the number of such days for purposes of the determination in this Section 5.3(e) shall not include any such days when the Registration Statement is unavailable for use for the sale of shares of Common Stock due to the requirement for the Company to amend or supplement the Registration Statement to reflect new or additional information regarding the Holder or the holder of any Other Note or any of their intended plans of distribution so long as the Company shall have used its best efforts to effect such amendment or supplement promptly as required by the Note Purchase Agreement or any Other Note Purchase Agreement, as the case may be; or

                  (f) The occurrence of any Event of Default specified in
Article IV of this Note.


                                   ARTICLE VI

                               PAYMENT AT MATURITY

              6.1 HOLDER ELECTION. The Holder shall have the right, exercisable at any time prior to the Maturity Date (or such later date as the Company may permit) by notice to the Company in the form attached hereto as EXHIBIT K (the "Final Conversion Election"), to elect that upon the Maturity Date the outstanding amount of this Note shall be converted into shares of Common Stock in accordance with Section 2.1. The Holder may make such election by giving notice of the Final Conversion Election at any time prior to the Maturity Date. If the Holder gives a

Final Conversion Election, then on the Maturity Date the outstanding amount of this Note shall be converted into the number of shares of Common Stock determined in accordance with Section 2.1 (determined without regard to the limitation, if any, on the Holder contained in the proviso to the first sentence of Section 2.1). Such conversion, however, shall be subject to the limitations contained in Section 2.5.

                  6.2 DEBENTURE ISSUANCE. (a) If the Holder fails timely to make the Final Conversion Election, then as of the Maturity Date of this Note, the Company shall issue to the Holder a debenture in the form attached hereto as EXHIBIT L (the "Debenture") in the principal amount herein provided. The principal amount of the Debenture shall be (a) the sum of (1) the outstanding principal amount of this Note, (2) the amount of accrued and unpaid interest on such principal amount to the Maturity Date and (3) Default Interest, if any, on the amount referred to in the immediately preceding clause (2) to the Maturity Date less (b) the sum of (1) the principal amount of this Note, if any, which on the Maturity Date is inconvertible pursuant to Section 2.5, (2) accrued and unpaid interest on such principal amount to the Maturity Date and (3) Default Interest, if any, on the amount referred to in the immediately preceding clause
(2) to the Maturity Date. Notwithstanding the issuance of the Debenture, the Company shall remain liable for payment of all unpaid amounts due under this Note which are not included in the principal amount of the Debenture, including, without limitation, the Redemption Price and the Repurchase Price. If the Holder shall have failed to give a Final Conversion Election prior to the Maturity Date, then prior to issuance of the Debenture, the Company shall have the right within 15 days to contact the Holder and for a period of 15 days after such notice to seek a Final Conversion Election from the Holder; provided, however, that if the Holder fails to give a Final Conversion Election within such 15 days, the Company shall immediately issue the Debenture, which shall be dated the Maturity Date.

                  (b) The Holder of this Note by its acceptance hereof, acknowledges and agrees that the Debenture shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Debenture):

                  This Debenture has not been registered under the Securities Act of 1933, as amended (the "Act") or any state securities laws. This Debenture has been acquired for investment only and may not be sold, transferred or assigned in the absence of such registration or an opinion of counsel reasonably satisfactory in form, scope and substance to the Company that such registration is not required.

                  This Debenture may not be transferred except as provided in
         Section 3.7.


                                   ARTICLE VII

                                   DEFINITIONS

                  7.1 As used in this Note, the following capitalized terms shall have the following meanings:

                  (a) "Act" shall have the meaning provided in the legend on the first page of this Note.

                  (b) "Additional Shares" shall have the meaning provided in
         Section 2.6(a).

                  (c) "AMEX" shall mean the American Stock Exchange, Inc.

                  (d) "Business Day" shall have the meaning provided in the second paragraph of this Note.

                  (e) "Cash, Cash Equivalent and Investment Balances" of any person at any date shall be determined from books of such person maintained in accordance with generally accepted accounting principles, and shall mean the sum of

                  (1) the cash owned by such person on such date

         plus

                  (2) all assets which would on a balance sheet of such person prepared as of such date in accordance with generally accepted accounting principles be classified as cash, cash equivalents or investments and which, in the case of investments, are within the investment policies of the Company set forth in Exhibit M hereto, in each case which are not subject to any Lien other than the Lien created by the Security Agreement.

                  (f) "Collateral" shall have the meaning provided in the Security Agreement.

                  (g) "Collateral Value" shall have the meaning provided in the Security Agreement.

                  (h) "Common Stock" shall have the meaning provided in the second paragraph of this Note.

                  (i) "Company" shall have the meaning provided in the first paragraph of this Note.

                  (j) "Company Certificate" means a certificate of the Company signed by an Officer.

                  (k) "Company Notice" shall have the meaning provided in
         Section 5.2(a).

                  (l) "Computed Price" for any date means 94% of the lowest per share Trading Price during the Measurement Period with respect to such date.

                  (m) "Conversion Notice" means a Notice of Conversion of Senior Convertible

         Note substantially in the form attached hereto as EXHIBIT A, properly completed and duly executed by the Holder or the Holder's attorney-in-fact.

                  (n) "Conversion Price" shall have the meaning provided in
         Section 2.2.

                  (o) "Debenture" shall have the meaning provided in Section
         6.2.

                  (p) "Default Interest" shall have the meaning provided in the first paragraph of this Note.

                  (q) "Event of Default" shall have the meaning provided in
         Article IV.

                  (r) "Excepted Conversion" shall have the meaning provided in
         Section 2.6(c).

                  (s) "Excluded Indebtedness" means

                  (1) Indebtedness which is outstanding and which would be reflected on a balance sheet of the Company and its subsidiaries as of the date hereof prepared in accordance with Generally Accepted Accounting Principles; and

                  (2) Indebtedness incurred after the date hereof not in excess of $10,000,000 aggregate principal outstanding at any one time.

                  (t) "Final Conversion Election" shall have the meaning provided in Section 6.1.

                  (u) "Generally Accepted Accounting Principles" for any Person shall mean the generally accepted accounting principles and practices applied by such Person as at and for the year ended December 31, 1995.

                  (v) "Government Obligations" shall mean direct obligations of, or obligations the timely payment of the principal of and the interest on which are unconditionally guaranteed by, the United States of America and which mature not later than one year after the Maturity Date.

                  (w) "Holder" shall have the meaning provided in the first paragraph of this Note.

                  (x) "Holder Notice" shall have the meaning provided in Section 5.2(b).

                  (y) "Inconvertibility Days" shall have the meaning provided in
         Section 2.5(b).

                  (z) "Inconvertibility Notice" shall have the meaning provided in Section 2.5(b).

                  (aa) "Inconvertible Portion" shall have the meaning provided in Section 2.5(b).

                  (bb) "Indebtedness" as used in reference to any person shall mean all indebtedness of such person for borrowed money, the purchase price of goods and services and obligations under leases which are required to be capitalized in accordance with Generally Accepted Accounting Principles and shall include all such indebtedness guaranteed in any manner by such person or in effect guaranteed by such person through a contingent agreement to purchase and all indebtedness for the payment or purchase of which such person has contingently agreed to advance or supply funds and all indebtedness secured by mortgage or other lien upon property owned by such person, although such person has not assumed or become liable for the payment of such indebtedness, and, for all purposes hereof, such indebtedness shall be treated as though it has been assumed by such person; provided, however, that "Indebtedness" shall exclude indebtedness which at any time does not exceed $10,000,000 in the aggregate.

                  (cc) "Interest Payment Dates" shall have the meaning provided in the first paragraph of this Note.

                  (dd) "Lien" shall mean, when used with respect to any Property, any interest in such Property securing an obligation owed to, or a claim by any Person other than the owner of the property, whether the interest is based on common law, statute or contract (including the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes). The term "Lien" shall not include minor reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions and other minor title exceptions affecting Property, provided that they do not constitute security for a monetary obligation. For the purposes of this Note, the Company shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention or vesting shall be deemed to be a Lien.

                  (ee) "Majority Holders" shall mean at any time holders of this Note and the Other Notes which hold Notes and Other Notes which, based on the original principal amount thereof, represent a majority of the original aggregate principal amount of this Note and the Other Notes, whether or not outstanding at such time.

                  (ff) "Mandatory Redemption Period" shall have the meaning provided in Section 2.5(b).

                  (gg) "Mandatory Redemption Waiver" shall have the meaning provided in Section 2.5(b).

                  (hh) "Market Value" shall have the meaning provided in Section 2.4(d).

                  (ii) "Maturity Date" shall have the meaning provided in the first paragraph of this Note.

                  (jj) "Maximum Share Amount" shall have the meaning provided in
         Section 2.5(a).

                  (kk) "Maximum Share Amount Exception Events" shall have the meaning provided in Section 2.5(a).

                  (ll) "Measurement Period" means, with respect to any date, the period of six (6) consecutive Trading Days ending one Trading Day prior to such date.

                  (mm) "Minimum Conversion Price" shall have the meaning provided in Section 2.6(a).

                  (nn) "1934 Act" shall have the meaning provided in Section
         2.1.

                  (oo) "Note" shall have the meaning provided in Section 8.3.

                  (pp) "Note Purchase Agreement" shall have the meaning provided in the third paragraph of this Note.

                  (qq) "NYSE" shall mean the New York Stock Exchange, Inc.

                  (rr) "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Senior Vice President or the Chief Financial Officer of the Company.

                  (ss) "Optional Redemption Date" shall have the meaning provided in Section 2.6(d).

                  (tt) "Optional Redemption Notice" shall have the meaning provided in Section 2.6(b).

                  (uu) "Optional Redemption Notice Date" shall have the meaning provided in Section 2.6(c).

                  (vv) "Optional Redemption Price" shall have the meaning provided in Section 2.6(d).

                  (ww) "Optional Redemption Revocation" shall have the meaning provided in Section 2.6(e).

                  (xx) "Other Notes" shall mean the several Senior Convertible Notes issued pursuant to the Other Note Purchase Agreements.

                  (yy) "Other Note Purchase Agreements" shall mean the several Note Purchase Agreements, dated as of the date of the Note Purchase Agreement, between the Company and the several buyers named therein.

                  (zz) "Payment Shares" shall have the meaning provided in
         Section 1.2(c).

                  (aaa) "Permitted Transferee" shall have the meaning provided in Section 8.7(b).

                  (bbb) "Person" shall mean an individual, partnership, corporation, trust or incorporated organization, and a government or a governmental agency or political subdivision.

                  (ccc) "Property" shall mean any kind of property, asset or right, whether real, personal or mixed, or tangible or intangible.

                  (ddd) "Redemption Date" shall have the meaning provided in
         Section 2.5(d).

                  (eee) "Redemption Price" shall have the meaning provided in
         Section 2.5(d).

                  (fff) "Registration Statement" shall mean the Registration Statement required to be filed by the Company with the SEC pursuant to
         Section 8(b) of the Note Purchase Agreement.

                  (ggg) "Repurchase Event" shall have the meaning provided in
         Section 5.3.

                  (hhh) "Repurchase Price" shall have the meaning provided in
         Section 5.1.

                  (iii) "Restricted Person" or "Restricted Persons" shall have the meaning provided in Section 2.1.

                  (jjj) "Revocation Period" shall have the meaning provided in
         Section 2.6(e).

                  (kkk) "Revocation Period Conversion Price" shall have the meaning provided in EXHIBIT F hereto.

                  (lll) "Revocation Commencement Date" shall have the meaning provided in EXHIBIT F hereto.

                  (mmm) "SEC" shall mean the Securities and Exchange Commission.

                  (nnn) "SEC Effective Date" shall mean the date on which the Registration Statement is first declared effective.

                  (ooo) "Security Agreement" shall have the meaning provided in the third paragraph of this Note.

                  (ppp) "Senior Indebtedness" shall have the meaning provided in EXHIBIT G hereto.

                  (qqq) "Stock Payment Option" shall have the meaning provided in Section 1.2(a).

                  (rrr) "Tender Offer" shall have the meaning provided in
         Section 3.4.

                  (sss) "Trading Days" means days on which either the national securities exchange or the Nasdaq National Market which then constitutes the principal securities market for the Common Stock is open for general trading.

                  (ttt) "Trading Price" on any date means the lowest sale price (regular way) for one share of the Common Stock on such date, on the first applicable among the following: (a) the national securities exchange on which the shares of Common Stock are listed which constitutes the principal securities market for the Common Stock or (b) the Nasdaq National Market, in either case as reported by Bloomberg, L.P. (subject to equitable adjustment from time to time on terms reasonably acceptable to the Majority Holders for (i) stock splits,
         (ii) stock dividends, (iii) combinations, (iv) capital reorganizations,
         (v) issuance to all holders of Common Stock of rights or warrants to purchase shares of Common Stock at a price per share less than the Trading Price which would otherwise be applicable, (vi) the distribution by the Company to all holders of Common Stock of evidences of indebtedness of the Company or cash (other than regular quarterly cash dividends), (vii) tender offers by the Company or any subsidiary of the Company or other repurchases of shares of Common Stock in one or more transactions which, individually or in the aggregate, result in the purchase of more than ten percent of the Common Stock outstanding and (viii) similar events relating to the Common Stock, in each such case which occur on or after the date of the Note Purchase Agreement).

                  (uuu) "Waiver Commencement Date" shall have the meaning provided in EXHIBIT D hereto.

                  (vvv) "Waiver Period" shall have the meaning provided in EXHIBIT D hereto.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1 FAILURE OR INDULGENCY NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  8.2 NOTICES. Except as otherwise specifically provided herein, any notice herein required or permitted to be given shall be in writing and may be personally served, sent by telephone line facsimile transmission or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served, sent by telephone line facsimile transmission or sent by courier or three (3) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail. For the purposes hereof, the address of the Holder shall be as shown on the records
of the Company (telephone line facsimile transmission number (  )  -   ); and
the address of the Company shall be 145 Brandywine Parkway, West Chester, Pennsylvania 19380 Attention: Senior Vice President, Finance and Chief Financial Officer (telephone line facsimile transmission number (610) 344-7563). Both the Holder and the Company may change the address for service by service of written notice to the other as herein provided.

                  8.3 AMENDMENT PROVISION. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. Neither this Note or any Other Note nor the Security Agreement or any Other Security Agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Majority Holders, provided that no such change, waiver, discharge or termination shall, without the consent of the Holder and the holders of the Other Notes affected thereby, (i) extend the scheduled final maturity of this Note or any Other Note, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) hereon or thereon or reduce the principal amount hereof or thereof or the Redemption Price or Repurchase Price, (ii) release of the Collateral or reduction of the amount of Collateral required to be deposited or maintained by the Company (in each case except as expressly provided in the Security Agreement), (iii) amend, modify or waive any provision of this Section , (iv) reduce any percentage specified in, or otherwise modify, the definition of Majority Holders or (v) other than in connection with an Optional Redemption Revocation, increase the Conversion Price or change the method of calculating the Conversion Price.

                  8.4 ASSIGNABILITY. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of and be binding upon the Holder and its successors and permitted assigns.

                  8.5 COST OF COLLECTION. If default is made in the payment of this Note, the Company shall pay the Holder hereof costs of collection, including attorneys' fees.

                  8.6 GOVERNING LAW. This Note shall be governed by the internal laws of the State of New York, without regard to the principles of conflict of laws.

                  8.7 TRANSFER OF NOTE. (a) This Note has not been and is not being registered under the provisions of the Act or any state securities laws and this Note may not be transferred unless the Holder shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that this Note may be sold or transferred pursuant to an exemption from such registration.

                  (b) In addition to the requirements of the Act and applicable state securities or "blue sky" laws which may be applicable to this Note, neither this Note nor any interest herein may be sold, assigned, or otherwise transferred except to a Permitted Transferee. As used herein, "Permitted Transferee" means (1) a person who is an "accredited investor" as defined in Regulation D under the Act and (2) an entity of which 70% or more of the beneficial ownership of such entity is beneficially owned by [NAME OF ORIGINAL BUYER] or which entity has the same investment adviser as [NAME OF ORIGINAL BUYER]. Prior to any such transfer to a Permitted Transferee, such Permitted Transferee shall (x) have made written representations and warranties to the Company with respect to such Permitted Transferee in the form of Section 2(a) and 2(c) of the Note Purchase Agreement, (y) shall have further represented in writing to the Company that such Permitted Transferee has requested and received from the Company all information relating to the business, properties, operations, condition (financial or other), results of operations or prospects of the Company deemed relevant by such Permitted Transferee; that such Permitted Transferee has been afforded the opportunity to ask questions of the Company concerning the foregoing and has had the opportunity to obtain and review the Registration Statement and the prospectus included therein, each as amended or supplemented to the date of transfer to such Permitted Transferee, and the reports and other information concerning the Company which at the time of such transfer have been filed by the Company with the SEC pursuant to the 1934 Act and which are incorporated by reference in such prospectus as of the date of such transfer and (z) shall have agreed in writing with the Company to be bound by the provisions of Sections 4(a), 4(b), 4(g) and 8 of the Note Purchase Agreement.

                  8.8 CERTAIN AMOUNTS. Whenever pursuant to this Note the Company is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Company and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Company represents stipulated damages and not a penalty and is intended to compensate the Holder in part for loss of the opportunity to convert this Note and to earn a return from the sale of shares of Common Stock acquired upon conversion of this Note at a price in excess of the price paid for such shares pursuant to this Note. The Company and the Holder hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to the Holder from the receipt of a cash payment without the opportunity to convert this Note into shares of Common Stock.

                  IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the day and in the year first above written.

                                         CEPHALON, INC.



                                         By ______________________________
                                            Name:
                                            Title: